Exhibit 10.19

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Section 200.80(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

THE NATIONAL INSTITUTES OF HEALTH

PATENT LICENSE AGREEMENT – EXCLUSIVE

COVER PAGE

For NIH internal use only:

License Number:

License Application Number: A-265-2013

Serial Number(s) of Licensed Patent(s) or Patent Application(s):

1.	[…***…]

2.	PCT Application No. PCT/US13/042162 filed May 22, 2013 entitled ‘‘Murine anti-NY–ESO–1 T cell receptors’’ [HHS Ref No. E–105–2012/0–PCT–02]

Licensee: Kite Pharma, Inc.

Cooperative Research and Development Agreement (CRADA) Number (if a subject invention):

Additional Remarks:

Public Benefit(s): Clinical data from NCI Surgery Branch and other academic centers have demonstrated that patient’s engineered T cells engineered with T cell receptors (TCRs) or chimeric antigen receptors (CARs), when administered back to the patient, can traffic to the tumor, become activated upon engagement with the tumor antigen and selectively eradicate the tumors. This Autologous Cell Therapy (ACT) approach has shown the potential to result in a significant and durable clinical benefit to patients with advanced, metastatic tumors. New York Esophageal Antigen-1 (“NY-ESO-1”) is an attractive target for application of the engineered ACT technology due to their expression in different tumor types and lack of expression in vital normal tissues. Therefore, development of the ACT TCR product directed to NY-ESO-1 by the Licensee, in partnership with the NIH, has the potential to generate new efficacious and safe therapies for patients that have not responded to all other therapies.

This Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), and Appendix G (Royalty Payment Options). The Parties to this Agreement are:

1)	The National Institutes of Health (“NIH”) an agency within the Department of Health and Human Services (“HHS”); and

2)	The person, corporation, or institution identified above or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as the “Licensee”.

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The NIH and the Licensee agree as follows:

1.	BACKGROUND

1.1	In the course of conducting biomedical and behavioral research, the NIH or the FDA investigators made inventions that may have commercial applicability.

1.2	By assignment of rights from NIH or FDA employees and other inventors, HHS, on behalf of the Government, owns intellectual property rights claimed in any United States or foreign patent applications or patents corresponding to the assigned inventions. HHS also owns any tangible embodiments of these inventions actually reduced to practice by the NIH or the FDA.

1.3	The Secretary of HHS has delegated to the NIH the authority to enter into this Agreement for the licensing of rights to these inventions.

1.4	The NIH desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.5	The Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

2.	DEFINITIONS

2.1	“Affiliate(s)” means a corporation or other business entity, which directly or indirectly is controlled by or controls, or is under common control with the Licensee. For this purpose, the term “control” shall mean ownership of more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other business entity, or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other business entity.

2.2	“Benchmarks” mean the performance milestones that are set forth in Appendix D.

2.3	“Combination Product” means a product that contains a Licensed Product(s) and at least one other active therapeutic component or device other than a Licensed Product(s) that is not claimed or covered by the Licensed Patent Rights.

2.4	“Commercial Development Plan” means the written commercialization plan attached as Appendix E.

2.5	“FDA” means the United States Food and Drug Administration or its successor.

2.6	“First Commercial Sale” means the initial transfer by or on behalf of the Licensee, its Affiliates, or sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of the Licensee, its Affiliates, or sublicensees in a country, in each case, after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing regulatory authority in such country, in exchange for cash or some equivalent consideration to which value can be assigned for the purpose of determining Net Sales.

2.7	“Government” means the Government of the United States of America.

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2.8	“Licensed Field of Use” means the fields of use identified in Appendix B.

2.9	“Licensed Patent Rights” shall mean:

(a)	Patent applications (including provisional patent applications and PCT patent applications) or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of these patents;

(b)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.9(a):

(i)	continuations-in-part of 2.9(a);

(ii)	all divisions and continuations of these continuations-in-part;

(iii)	all patents issuing from these continuations-in-part, divisions, and continuations;

(iv)	priority patent application(s) of 2.9(a); and

(v)	any reissues, reexaminations, and extensions of these patents;

(c)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.9(a): all counterpart foreign and U.S. patent applications and patents to 2.9(a) and 2.9(b), including those listed in Appendix A; and

(d)	Licensed Patent Rights shall not include 2.9(b) or 2.9(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.9(a).

2.10	“Licensed Processes” means processes which, in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.11	“Licensed Products” means tangible materials which, in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.12	“Licensed Territory” means the geographical area identified in Appendix B.

“Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Licensee, its Affiliates, or sublicensees and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less […***…]

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[…***…]. No deductions shall be made for […***…]. If the Licensee, its Affiliates or sublicensees sell a Combination Product, the Net Sales […***…]. If the Licensed Product is not sold separately, then Net Sales for such Combination Product […***…].

2.13	“Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.14	“Research License” means a nontransferable, nonexclusive license to make and to use Licensed Products or Licensed Processes as defined by the Licensed Patent Rights solely for purposes of internal research and not for any commercial purposes or distribution in lieu of purchase.

3.	GRANT OF RIGHTS

3.1	The NIH hereby grants and the Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Field of Use and to practice and have practiced any Licensed Processes in the Licensed Field of Use.

3.2	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the NIH other than the Licensed Patent Rights regardless of whether these patents are dominant or subordinate to the Licensed Patent Rights.

4.	SUBLICENSING

4.1	Upon written approval, which shall include prior review of a copy of any sublicense agreement by the NIH and which shall not be unreasonably withheld, the Licensee may enter into sublicensing agreements under the Licensed Patent Rights. With respect to any proposed sublicense agreement, if the NIH does not provide the Licensee with written rejection thereof within […***…] after the date the NIH receives a copy thereof from the Licensee, the NIH shall be deemed to have given its approval of such sublicense agreement and the Licensee shall have the right to enter into such sublicense agreement.

4.2	The Licensee agrees that any sublicenses granted by it shall provide that the obligations to the NIH of Paragraphs 5.1-5.4, 8.1, 10.1, 10.2, 12.5, and 13.8-13.10 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. The Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.3

Any sublicenses granted by the Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between the sublicensees and the NIH, at the option of the sublicensee, upon termination of this Agreement under Article 13. This conversion is subject to

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NIH approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.4	The Licensee agrees to forward to the NIH a copy of each fully executed sublicense agreement postmarked within […***…] of the execution of the agreement. To the extent permitted by law, the NIH agrees to maintain each sublicense agreement in confidence.

4.5	The Licensee’s right to grant sublicenses hereunder is further subject to the limitation that there shall not exist, at any time in any country, more than […***…] sublicense then in effect for the Licensed Field of Use.

5.	STATUTORY AND NIH REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.1	(a)	The NIH reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, the Licensee agrees to provide the NIH with reasonable quantities of Licensed Products or materials or procedures associated with the Licensed Products or materials made through the Licensed Processes for the NIH research use. Given the nature of the envisioned Licensed Products as personalized autologous cell therapy products, if any Licensed Products and/or materials made through the Licensed Processes are not available in reasonable quantities for NIH research use, they shall not be subject to the foregoing obligation; and

(b)	In the event that the Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (“CRADA”), the Licensee grants to the Government, pursuant to 15 U.S.C. §3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government In the exercise of this license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, the Licensee agrees to provide the NIH reasonable quantities of Licensed Products or materials made through the Licensed Processes for the NIH research use. Given the nature of the envisioned Licensed Products as personalized autologous cell therapy products, if any Licensed Products and/or materials made through the Licensed Processes are not available in reasonable quantities for NIH research use, they shall not be subject to the foregoing obligation.

5.2	The Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the NIH.

5.3

The Licensee acknowledges that the NIH may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. The Licensee agrees not to unreasonably deny requests for a Research License from future collaborators with the NIH when acquiring these rights is necessary in order to make a CRADA

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project feasible. The Licensee may request an opportunity to join as a party to the proposed CRADA.

5.4	(a)	In addition to the reserved license of Paragraph 5.1, the NIH reserves the right to grant Research Licenses directly or to require the Licensee to grant Research Licenses on reasonable terms. In the exercise of this reserved right, the NIH shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. The purpose of these Research Licenses is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes, (i) the NIH shall give to the Licensee advance written notice of any commercial party to which the NIH proposes to grant a Research License, (ii) the NIH shall provide the Licensee reasonable opportunity to raise objections thereto and comment thereon, and (iii) the NIH shall consult with the Licensee to consider in good faith the objections and comments of the Licensee; and

(b)	In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C. §3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the Licensed Patent Rights in the Licensed Field of Use on terms that are reasonable under the circumstances, or if the Licensee fails to grant this license, the Government retains the right to grant the license itself. The exercise of these rights by the Government shall only be in exceptional circumstances and only if the Government determines:

(i)	the action is necessary to meet health or safety needs that are not reasonably satisfied by the Licensee;

(ii)	the action is necessary to meet requirements for public use specified by Federal regulations, and these requirements are not reasonably satisfied by or on behalf of the Licensee; or

(iii)	the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. §3710a(c)(4)(B); and

(c)	The determination made by the Government under this Paragraph 5.4 is subject to administrative appeal and judicial review under 35 U.S.C. §203(b); and

(d)

The NIH acknowledges and agrees that a Research License or other right granted pursuant to this Paragraph 5.4 shall only pertain to the Licensed Patent Rights and shall not include a right or license to any patent or other intellectual property right solely owned or solely controlled by the Licensee or its Affiliates other than the Licensed Patent Rights. Without limiting the foregoing, except as expressly provided herein, nothing contained in this Agreement shall be construed as granting, by implication, estoppel or otherwise, any licenses or

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rights under any patents or other intellectual property rights other than the Licensed Patent Rights.

5.5	Notwithstanding anything to the contrary set forth in this Agreement, except as set forth in Section 5.4(b), the NIH shall not grant any rights under the Licensed Patent Rights within the Licensed Field of Use and shall not provide any Licensed Products or materials made through the Licensed Processes to any third party for any commercial purpose within the Licensed Field of Use.

6.	ROYALTIES AND REIMBURSEMENT

6.1	The Licensee agrees to pay the NIH a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

6.2	The Licensee agrees to pay the NIH a nonrefundable, fully creditable (against earned royalties due for sales made in that specific year under Paragraph 6.3, below) minimum annual royalty as set forth in Appendix C.

6.3	The Licensee agrees to pay the NIH earned royalties as set forth in Appendix C.

6.4	The Licensee agrees to pay the NIH benchmark royalties as set forth in Appendix C.

6.5	The Licensee agrees to pay the NIH sublicensing royalties as set forth in Appendix C.

6.6	A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that:

(a)	the application has been abandoned and not continued;

(b)	the patent expires or irrevocably lapses, or

(c)	the patent has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.7	No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.8	On sales of Licensed Products by the Licensee to its Affiliates or sublicensees, or on sales made in other than an arms-length transaction, the value of the Net Sales attributed under this Article 6 to this transaction shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products on or about the time of this transaction.

6.9	With regard to unreimbursed expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and paid by the NIH prior to the effective date of this Agreement, the Licensee shall pay the NIH, as an additional royalty, an amount equivalent to these unreimbursed expenses previously paid by the NIH in accordance with the following schedule:

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(a)	[…***…] percent ([…***…]%) of these unreimbursed expenses will be paid by the Licensee to the NIH within […***…] of the NIH’s submission of a statement and request for payment to the Licensee; and

(b)	[…***…] percent ([…***…]%) of these unreimbursed expenses will be paid by the Licensee to the NIH on or before the […***…] anniversary of the effective date of this Agreement or upon termination of this Agreement, whichever occurs sooner.

(c)	A good faith estimate of the unreimbursed expenses previously paid by the NIH is set forth in Appendix C.

6.10	With regard to unreimbursed expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and paid by the NIH on or after the effective date of this Agreement, the NIH, at its sole option, may require the Licensee:

(a)	to pay the NIH on an annual basis, within […***…] of the NIH’s submission of a statement and request for payment, a royalty amount equivalent to these unreimbursed expenses paid during the previous calendar year(s) provided, however, that if the NIH grants a commercialization license under the Licensed Patent Rights to one or more third parties, then the Licensee shall pay the NIH a pro-rated portion of such unreimbursed expenses calculated by dividing the total patent costs paid during the previous calendar year(s) by the number of commercialization licensees of record whose licenses have a Licensed Field of Use which includes the development of therapeutic or diagnostic products and falls within the scope of the Licensed Patent Rights as of the date of this statement. For avoidance of doubt, if the Licensee is the only commercialization licensee of record whose license has a Licensed Field of Use which includes the development of therapeutic or diagnostic products and falls within the scope of the Licensed Patent Rights as of the date of this statement, the Licensee shall pay NIH a royalty amount equivalent to […***…] percent ([…***…]%) of these unreimbursed expenses paid during the previous calendar year(s);

(b)	to pay these unreimbursed expenses directly to the law firm employed by the NIH to handle these functions. However, in this event, the NIH and not the Licensee shall be the client of the law firm; or

(c)	in limited circumstances, the Licensee may be given the right to assume responsibility for the preparation, filing, prosecution, or maintenance of any patent application or patent included with the Licensed Patent Rights. In that event, the Licensee shall directly pay the attorneys or agents engaged to prepare, file, prosecute, or maintain these patent applications or patents and shall provide the NIH with copies of each invoice associated with these services as well as documentation that these invoices have been paid.

6.11

The NIH agrees, upon written request, to provide the Licensee with summaries of patent prosecution invoices for which the NIH has requested payment from the Licensee under Paragraphs 6.9 and 6.10. The Licensee agrees that all information provided by the NIH related to

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patent prosecution costs shall be treated as confidential commercial information and shall not be released to a third party except as required by law or a court of competent jurisdiction.

6.12	The Licensee may elect to surrender its rights in any country of the Licensed Territory under any of the Licensed Patent Rights upon […***…] written notice to the NIH and owe no payment obligation under Paragraph 6.10 for patent-related expenses paid in that country after […***…] of the effective date of the written notice.

7.	PATENT FILING, PROSECUTION, AND MAINTENANCE

7.1	Except as otherwise provided in this Article 7, the NIH agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall, on an ongoing basis, furnish copies of relevant patent-related documents to the Licensee.

7.2	Upon the NIH’s written request, the Licensee shall have the right to assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall, on an ongoing basis, promptly furnish copies of all patent-related documents to the NIH. In this event, the Licensee shall, subject to the prior approval of the NIH, select registered patent attorneys or patent agents to provide these services on behalf of the Licensee and the NIH. The NIH shall provide appropriate powers of attorney and other documents necessary to undertake this action to the patent attorneys or patent agents providing these services. The Licensee and its attorneys or agents shall consult with the NIH in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide the NIH sufficient opportunity to comment on any document that the Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.3	At any time, the NIH may provide the Licensee with written notice that the NIH wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If the NIH elects to reassume these responsibilities, the Licensee agrees to cooperate fully with the NIH, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide the NIH with complete copies of any and all documents or other materials that the NIH deems necessary to undertake such responsibilities. The Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of the NIH’s choice.

7.4	Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and provide sufficient opportunity, when possible, to the other party to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered in good faith by the other party.

8.	RECORD KEEPING

8.1

The Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due to the NIH. These records shall be retained for at least […***…] following a given reporting period and shall be available during normal business hours, but not

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more than once in any […***…] period, for inspection, at the expense of the NIH, by an accountant or other designated auditor selected by the NIH for the sole purpose of verifying reports and royalty payments hereunder. The accountant or auditor shall only have the right to audit those records that have not previously been audited pursuant to this Paragraph 8.1, unless NIH determines that there is just cause for an additional audit, and shall only disclose to the NIH information relating to the accuracy of reports and royalty payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of […***…] percent ([…***…]%) for any […***…] period, then the Licensee shall reimburse the NIH for the cost of the inspection at the time the Licensee pays the unreported royalties, including any additional royalties as required by Paragraph 9.8. All royalty payments required under this Paragraph shall be due within […***…] of the date the NIH provides the Licensee notice of the payment due. The Licensee shall have the right to require that any accountant or auditor, prior to conducting an audit under this Paragraph 8.1, enter into an appropriate non-disclosure agreement with the Licensee regarding such financial information.

9.	REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.1	Prior to signing this Agreement, the Licensee has provided the NIH with the Commercial Development Plan in Appendix E, under which the Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2	The Licensee shall provide written summary annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Field of Use within […***…] after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, establishment of manufacturing sites for Licensed Product(s), and status of sublicensing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year. The NIH also encourages these reports to include information on any of the Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, the Licensee shall explain the reasons for these differences. In the annual report, the Licensee may propose amendments to the Commercial Development Plan, acceptance of which by the NIH may not be denied unreasonably. The Licensee agrees to provide any additional information reasonably required by the NIH to evaluate the Licensee’s performance under this Agreement. The Licensee may amend the Benchmarks at any time upon written approval by the NIH, which approval shall not be unreasonably withheld. The NIH shall not unreasonably withhold approval of any request of the Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by the Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 C.F.R. §404.3(d). The Licensee shall amend the Commercial Development Plan and Benchmarks at the request of the NIH to address any Licensed Field of Use not specifically addressed in the plan originally submitted.

9.3	The Licensee shall report to the NIH the dates for achieving Benchmarks specified in Appendix D and the First Commercial Sale in each country in the Licensed Territory within […***…] days of such occurrences.

The Licensee shall submit to the NIH, within […***…] after each calendar half-year ending June 30 and December 31, a royalty report, as described in the example in Appendix F, setting forth for the preceding half-year period the amount of the Licensed Products sold or

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Licensed Processes practiced by or on behalf of the Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each royalty report, the Licensee shall submit payment of earned royalties due. If no earned royalties are due to the NIH for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of the Licensee and shall include a detailed listing of all deductions made under Paragraph 2.13 to determine Net Sales made under Article 6 to determine royalties due. The royalty report shall also identify the site of manufacture for Licensed Product(s) sold in the United States.

9.4	The Licensee agrees to forward […***…] to the NIH a copy of these reports received by the Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to the NIH by the Licensee for activities under the sublicense.

9.5	Royalties due under Article 6 shall be paid in U.S. dollars and payment options are listed in Appendix G. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable half-year. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by the Licensee. The royalty report required by Paragraph 9.4 shall be mailed to the NIH at its address for Agreement notices indicated on the Signature Page.

9.6	The Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay the tax and be responsible for all filings with appropriate agencies of foreign governments.

9.7	Additional royalties may be assessed by the NIH on any payment that is more than […***…] overdue at the rate of […***…] percent ([…***…]%) per month. This […***…] percent ([…***…]%) per month rate may be applied retroactively from the original due date until the date of receipt by the NIH of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent the NIH from exercising any other rights it may have as a consequence of the lateness of any payment.

9.8	All plans and reports required by this Article 9 and marked “confidential” by the Licensee shall, to the extent permitted by law, be treated by the NIH as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of these records by the NIH under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 C.F.R. §5.65(d).

10.	PERFORMANCE

10.1	The Licensee shall use its reasonable commercial efforts to bring the Licensed Products and Licensed Processes to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D. The efforts of a sublicensee shall be considered the efforts of the Licensee.

10.2	Upon the First Commercial Sale, until the expiration or termination of this Agreement, the Licensee shall use its reasonable commercial efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

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10.3	The Licensee agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop reasonable educational materials (e.g., brochures, website, etc.) directed to patients and physicians reasonably detailing the Licensed Products or medical aspects of the prophylactic and therapeutic uses of the Licensed Products.

10.4	The Licensee agrees to supply, to the Mailing Address for Agreement notices indicated on the Signature Page, the Office of Technology Transfer, NIH with inert samples of the Licensed Products or Licensed Processes or their packaging for educational and display purposes only.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.1	The NIH and the Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as, any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights to the extent a party becomes aware of such infringement or facts.

11.2	Pursuant to this Agreement and the provisions of 35 U.S.C. Part 29, the Licensee may:

(a)	bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights;

(b)	in any suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; or

(c)	settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that the NIH and appropriate Government authorities shall have the first right to take such actions; and

(d)	If the Licensee desires to initiate a suit for patent infringement, the Licensee shall notify the NIH in writing. If the NIH does not notify the Licensee of its intent to pursue legal action within [*…***…], the Licensee shall be free to initiate suit. The NIH shall have a continuing right to intervene in the suit at its own expense. The Licensee shall take no action to compel the Government either to initiate or to join in any suit for patent infringement; provided, however, that the Government will participate in the suit if, and only if, required for legal standing purposes. The Licensee may request the Government to initiate or join in any suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any suit brought by the Licensee, the Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of the motion or other action, including all costs incurred by the Government in opposing the motion or other action. In all cases, the Licensee agrees to keep the NIH reasonably apprised of the status and progress of any litigation. Before the Licensee commences an infringement action, the Licensee shall notify the NIH and give careful consideration to the views of the NIH and to any potential effects of the litigation on the public health in deciding whether to bring suit.

In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against the Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by the Licensee under

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Paragraph 11.2, pursuant to this Agreement and the provisions of 35 U.S.C. Part 29 or other statutes, the Licensee may:

(e)	defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights;

(f)	in any suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; and

(g)	settle any claim or suit for declaratory judgment involving the Licensed Patent Rights provided, however, that the NIH and appropriate Government authorities shall have a continuing right to intervene in the suit at its own expense; and

(h)	If the NIH does not notify the Licensee of its intent to respond to the legal action within a reasonable time, the Licensee shall be free to do so. The Licensee shall take no action to compel the Government either to initiate or to join in any declaratory judgment action. The Licensee may request the Government to initiate or to join any suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any suit by motion or any other action brought by the Licensee, the Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of the motion or other action. If the Licensee elects not to defend against the declaratory judgment action, the NIH, at its option, may do so at its own expense. In all cases, the Licensee agrees to keep the NIH reasonably apprised of the status and progress of any litigation. Before the Licensee commences an infringement action, the Licensee shall notify the NIH and give careful consideration to the views of the NIH and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.3	Except as otherwise set forth above, in any action under Paragraphs 11.2 or 11.3 the expenses including costs, fees, attorney fees, and disbursements, shall be paid by the Licensee. The value of any recovery made by the Licensee through court judgment or settlement, after first reimbursing the Licensee for such expenses paid by the Licensee, shall be treated as Net Sales and subject to earned royalties.

11.4	The NIH shall cooperate fully with the Licensee in connection with any action under Paragraphs 11.2 or 11.3. The NIH agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by the Licensee.

12.	NEGATION OF WARRANTIES AND INDEMNIFICATION

12.1	The NIH offers no warranties other than those specified in Article 1.

12.2	The NIH does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3	The NIH MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY

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THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.4	The NIH does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights.

12.5	The Licensee shall indemnify and hold the NIH, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage to the extent arising out of any suit or proceeding brought by a third party for:

(a)	the use by or on behalf of the Licensee, its sublicensees, Affiliates, or their respective directors, employees, or third parties (on behalf of the Licensee, its sublicensees or Affiliates) of any Licensed Patent Rights; or

(b)	the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or other materials, products or processes developed by or on behalf of the Licensee, its sublicensees or Affiliates in connection with or arising out of the Licensed Patent Rights.

12.6	The Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.1	This Agreement is effective when signed by all parties, unless the provisions of Paragraph 14.16 are not fulfilled, and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.2	In the event that the Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.5, and if the default has not been remedied within ninety (90) days after the date of notice in writing of the default, the NIH may terminate this Agreement by written notice and pursue outstanding royalties owed through procedures provided by the Federal Debt Collection Act.

13.3	In the event that the Licensee, files a petition in bankruptcy, or has such a petition filed against it, the Licensee shall immediately notify the NIH in writing. Furthermore, to the extent allowed under applicable law, the NIH shall have the right to terminate this Agreement immediately upon the Licensee’s receipt of written notice; provided, however, that with respect to any petition filed against the Licensee, the NIH shall not have the right to terminate this Agreement if the Licensee is able to resolve or obtain the dismissal of such petition within […***…] following the date of such notice.

13.4	The Licensee shall have a unilateral right to terminate this Agreement or any licenses in any Licensed Field of Use in any country or territory by giving the NIH sixty (60) days written notice to that effect.

13.5	The NIH shall specifically have the right to terminate or modify, at its option, this Agreement by written notice to the Licensee, if the NIH determines in good faith that the Licensee:

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(a)	is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to the NIH’s satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes;

(b)	has not achieved the Benchmarks as may be modified under Paragraph 9.2;

(c)	has willfully made a false statement of, or willfully omitted a material fact in the license application or in any report required by this Agreement;

(d)	has committed a material breach of a covenant or agreement contained in this Agreement that has not been remedied within the ninety (90) days period set forth in Paragraph 13.2 above;

(e)	is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; or

(f)	cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.2 unless waived.

13.6	In making the determination referenced in Paragraph 13.5, the NIH shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by the Licensee under Paragraph 9.2. Prior to invoking termination or modification of this Agreement under Paragraph 13.5, the NIH shall give written notice to the Licensee providing the Licensee specific notice of, and a ninety (90) day opportunity to respond to remedy the items referenced in Paragraphs 13.5(a)-13.5(g). If the Licensee fails to alleviate the NIH’s concerns as to the items referenced in Paragraphs 13.5(a)-13.5(g) within ninety (90) days following written notice from the NIH or otherwise fails to initiate corrective action to the NIH’s satisfaction, the NIH may terminate this Agreement upon written notice to the Licensee.

13.7	When the public health and safety so require and after written notice to the Licensee providing the Licensee a sixty (60) day opportunity to respond, the NIH shall have the right to require the Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any of the Licensed Field of Use under the Licensed Patent Rights, unless the Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. The NIH shall not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with the Licensee.

13.8	The NIH reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement upon written notice to the Licensee if it is determined that this action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by the Licensee within ninety (90) days following written notice from the NIH.

13.9

Within thirty (30) days after receipt of written notice of the NIH’s unilateral decision to modify or terminate this Agreement, the Licensee may, consistent with the provisions of 37 C.F.R. §404.11, appeal the decision by written submission to the designated NIH official. The decision of the

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designated NIH official shall be the final agency decision. The Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.10	Within […***…] after expiration or termination of this Agreement under this Article 13, a final report shall be submitted by the Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to the NIH shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with the NIH pursuant to Paragraph 4.3. Unless otherwise specifically provided for under this Agreement, upon termination of this Agreement, the Licensee shall have the right to offer for sale and sell any existing inventory of Licensed Products for […***…] following the effective termination date of this Agreement, subject to the royalty obligations as set forth in Appendix C. After this […***…] period, the Licensee shall return all remaining Licensed Products or other materials included within the Licensed Patent Rights to the NIH or provide the NIH with certification of the destruction thereof. The Licensee may not be granted additional NIH licenses if the final reporting requirement is not fulfilled.

14.	GENERAL PROVISIONS

14.1	Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of a party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by that party or excuse a similar subsequent failure to perform any of these terms or conditions by the other party.

14.2	This Agreement constitutes the entire agreement between the parties relating to the subject matter of the Licensed Patent Rights, Licensed Products and Licensed Processes, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.3	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4	If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification. No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5	The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.6	All Agreement notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the following Signature Page, or to another address as may be designated in writing by the other party. Agreement notices shall be considered timely if the notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

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14.7	This Agreement shall not be assigned or otherwise transferred (including any transfer by legal process or by operation of law, and any transfer in bankruptcy or insolvency, or in any other compulsory procedure or order of court) without the prior written consent or approval of the NIH except to the Licensee’s Affiliate(s) or in connection with the transfer or sale of all or substantially all of its business (including without limitation by means of merger, consolidation or change of control) relating to operations which concern this Agreement. The Licensee shall notify NIH within […***…] of any assignment of this Agreement.

14.8	The Licensee agrees in its use of any NIH-supplied materials to comply with all applicable statutes, regulations, and guidelines, including the NIH and HHS regulations and guidelines. The Licensee agrees not to use the materials for research involving use of the Licensed Products in human subjects (including clinical trials) in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46. The Licensee agrees not to use the materials for research involving use of the Licensed Products in human subjects (including clinical trials) outside of the United States without notifying the NIH, in writing, of the research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to the NIH of such research involving human subjects or clinical trials outside of the United States shall be given no later than […***…] prior to commencement of the research or trials.

14.9	The Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of these items may require a license from the appropriate agency of the U.S. Government or written assurances by the Licensee that it shall not export these items to certain foreign countries without prior approval of this agency. The NIH neither represents that a license is or is not required or that, if required, it shall be issued.

14.10	The Licensee agrees to mark the Licensed Products or their packaging or containers in accordance with the applicable patent marking laws.

14.11	By entering into this Agreement, the NIH does not directly or indirectly endorse any product or service provided, or to be provided, by the Licensee whether directly or indirectly related to this Agreement. The Licensee shall not state or imply that this Agreement is an endorsement by the Government, the NIH, any other Government organizational unit, or any Government employee. Additionally, the Licensee shall not use the names of NIH, FDA, or HHS or the Government or their employees in any advertising, promotional, or sales literature in connection with this Agreement or the Licensed Patent Rights without the prior written approval of the NIH.

14.12	The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. The Licensee agrees first to appeal any unsettled claims or controversies to the designated NIH official, or designee, whose decision shall be considered the final agency decision. Thereafter, the Licensee may exercise any administrative or judicial remedies that may be available. Notwithstanding anything to the contrary in this Agreement, the Licensee shall have the right, without waiving any right or remedy available under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of the Licensee, pending any such settlement or the determination of any such appeal.

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14.13	Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 C.F.R. Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14	Any formal recordation of this Agreement required by the laws of any Licensed Territory as a prerequisite to enforceability of this Agreement in the courts of any foreign jurisdiction or for other reasons shall be carried out by the Licensee at its expense, and appropriately verified proof of recordation shall be promptly furnished to the NIH.

14.15	Paragraphs 4.3, 8.1, 9.5-9.7, 12.1-12.5, 13.9, 13.10, 14.12 and 14.15 of this Agreement shall survive termination of this Agreement.

14.16	The terms and conditions of this Agreement shall, at the NIH’s sole option, be considered by the NIH to be withdrawn from the Licensee’s consideration and the terms and conditions of this Agreement, and this Agreement itself to be null and void, unless this Agreement is executed by the Licensee and a fully executed original is received by the NIH within […***…] from the date of the NIH signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

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NIH PATENT LICENSE AGREEMENT – EXCLUSIVE

SIGNATURE PAGE

For the NIH:

Richard U. Rodriguez	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address or E-mail Address for Agreement notices and reports:

Chief, Monitoring & Enforcement Branch

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A.

E-mail: LicenseNotices_Reports@mail.nih.gov

For the Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the Licensee made or referred to in this document are truthful and accurate.):

by:

Signature of Authorized Official	Date

Arie Belldegrun
Printed Name

Chairman, President and Chief Executive Officer
Title

I.	Official and Mailing Address for Agreement notices:

Arie Belldegrun
Name

Chairman, President and Chief Executive Officer
Title

Mailing Address

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Kite Pharma, Inc.

10924 Le Conte Avenue

Los Angeles, CA 90024

	Email Address:	arie@kitepharma.com

	Phone:	310-824-9999 x201

	Fax:	310-824-9994

II.	Official and Mailing Address for Financial notices (the Licensee’s contact person for royalty payments)

Arie Belldegrun
Name

Chairman, President and Chief Executive Officer
Title

Mailing Address

Kite Pharma, Inc.

10924 Le Conte Avenue

Los Angeles, CA 90024

	Email Address:	arie@kitepharma.com

	Phone:	310-824-9999 x201

	Fax:	310-824-9994

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

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APPENDIX A – PATENT(S) OR PATENT APPLICATION(S)

Patent(s) or Patent Application(s):

I.	[…***…]

II.	PCT Application No. PCT/US13/042162 filed May 22, 2013 entitled ‘‘Murine anti-NY–ESO–1 T cell receptors’’ [HHS Ref No. E–105–2012/0–PCT–02]

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APPENDIX B – LICENSED FIELD OF USE AND TERRITORY

I.	Licensed Field of Use:

a)	Development, manufacture and commercialization of New York Esophageal Antigen-1 (“NY-ESO-1”) T cell receptor (TCR)-based autologous peripheral blood T cell therapy product as set forth in the Licensed Patent Rights for the treatment of NY–ESO–1-expressing cancers.

b)	For purposes of this Agreement, “autologous peripheral blood T cell therapy products” shall mean T cell or precursor products and compositions derived from blood, bone marrow, lymph nodes and thymus and, for the avoidance of doubt, shall exclude tumor-infiltrating lymphocytes (TILs).

c)	If NIH receives a license application with a complete commercial development plan from a third party for commercial development of a Licensed Product(s) or Licensed Processes, as they pertain to Licensed Patent Rights for which the proposed commercial development is not reasonably addressed in Licensee’s then-current Commercial Development Plan, NIH shall notify Licensee, in writing, of the existence of the third party’s license application, identifying the scientific, clinical or technical basis for its belief that such commercial development should occur. Upon receipt of such written notice, Licensee shall either: (a) within one-hundred and eighty (180) days amend its Commercial Development Plan in a manner reasonably acceptable to NIH to include a clinical research and development program for the proposed third party’s commercial development of said Licensed Product(s) or Licensed Processes including revised Benchmarks, acceptance of said amendment to said Commercial Development Plan by NIH shall take into account Licensee’s ongoing efforts and normal drug development standards for obtaining FDA approval for multiple indication prophylactic and therapeutic products; or (b) amend its Commercial Development Plan within one-hundred and eighty (180) days in a manner reasonably acceptable to NIH to include an offer to enter into a commercially reasonable and customary joint pre-clinical research and development program with the third party for the proposed third party’s commercial development of said Licensed Product(s) or Licensed Processes; or (c) within one-hundred and eighty (180) days offer to grant a sublicense under commercially reasonable and customary terms to said third party under Licensed Patent Rights; or both (b) and (c). If Licensee does not (a) amend its Commercial Development Plan in a manner reasonably acceptable to NIH to include a clinical research and development program for the proposed commercial development of said Licensed Product(s) or Licensed Processes of such third party including revised Benchmarks; or (b) amend its Commercial Development Plan in a manner reasonably acceptable to NIH to include a joint pre-clinical research and development program with the third party for the proposed commercial development of said Licensed Product(s) or Licensed Processes; or (c) grant a sublicense within one hundred eighty (180) days under commercially reasonable terms to said third party under Licensed Patent Rights, for such commercial development; or both (b) and (c), NIH shall remove said Licensed Product(s) or Licensed Processes from Licensed Fields of Use in this Agreement, NIH shall be free to license said Licensed Product(s) or Licensed Processes to said third party solely for the unaddressed indication(s) that were the subject of such license application, and Licensee’s Licensed Product(s) or Licensed Processes from Licensed Fields of Use shall be limited to the remaining indications.

II.	Licensed Territory:

Worldwide

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APPENDIX C – ROYALTIES

Royalties:

I.	The Licensee agrees to pay to the NIH a noncreditable, nonrefundable license issue royalty in the amount of one hundred and fifty thousand dollars ($150,000.00) in two installments as follows:

(a)	The first installment of one hundred thousand dollars ($100,000) shall be payable within sixty (60) days from the effective date of this Agreement; and

(b)	The second installment of fifty thousand dollars ($50,000) shall be payable (i) on or before the eighteen (18) month anniversary of the effective date of this Agreement or (ii) on or before the termination date of this Agreement, whichever occurs sooner.

II.	The Licensee agrees to pay to the NIH a nonrefundable minimum annual royalty in the amount of twenty thousand dollars ($20,000.00) as follows:

(a)	The first minimum annual royalty is due within sixty (60) days following the expiration date of Cooperative Research and Development Agreement (CRADA) Ref. No. C-064-2012/0 (NCI Ref. No. 02716) between the National Cancer Institute (NCI) and the Licensee that includes further research and development of technologies related to the Licensed Patent Rights. This first minimum annual royalty may be prorated according to the fraction of the calendar year remaining between the expiration date of the aforementioned CRADA and the next subsequent January 1; and

(b)	Subsequent minimum annual royalty payments are due and payable on January 1 of each calendar year and may be credited against any earned royalties due for sales made in that year.

III.	The Licensee agrees to pay the NIH earned royalties of […***…] percent ([…***…]%) on Net Sales by or on behalf of the Licensee and its sublicensees, subject to the following adjustment:

(a)	The Licensee shall be entitled to a credit of […***…] percent ([…***…]%) against the earned royalty rate for each percent point in excess of […***…] percent ([…***…]%) that the Licensee must pay to an unaffiliated licensor for the manufacture, use, offer for sale, sale or import of Licensed Product(s). Said credit, however, shall not reduce the earned royalty due to NIH for Licensed Product(s) below […***…] percent ([…***…]%).

IV.	The Licensee agrees to pay the NIH Benchmark royalties within […***…] of achieving each Benchmark:

(a)	Fifty thousand dollars ($50,000.00) upon commencement of the first Licensee-sponsored human clinical study for the first indication in the Licensed Field of Use.

(b)	[…***…] dollars ($[…***…]) for […***…].

(c)	[…***…] dollars ($[…***…]) for […***…].

(d)	[…***…] dollars ($[…***…]) for […***…].

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(e)	[…***…] dollars ($[…***…]) for […***…].

(f)	[…***…] dollars ($[…***…]) upon FDA approval or foreign equivalent for a Licensed Product or Licensed Process for the first indication in the Licensed Field of Use. A foreign equivalent to the FDA (United States) shall mean the EMEA (Europe), Japanese Ministry of Health and Welfare (Japan), SFDA (China), or the Ministry of Health and Welfare (India).

(g)	[…***…] dollars ($[…***…]) upon[…***…]. A foreign equivalent to the FDA (United States) shall mean the EMEA (Europe), Japanese Ministry of Health and Welfare (Japan), SFDA (China), or the Ministry of Health and Welfare (India).

(h)	The first time the aggregate Net Sales of all Licensed Products achieve the following thresholds, the Licensee pays the following one-time Benchmark royalties:

(1)	[…***…] dollars ($[…***…]) when the aggregate Net Sales of all Licensed Products reaches […***…] dollars ($[…***…]).

(2)	[…***…] dollars ($[…***…]) when the aggregate Net Sales of all Licensed Products reaches […***…] dollars ($[…***…]).

(3)	[…***…] dollars ($[…***…]) when the aggregate Net Sales of all Licensed Products reaches one billion dollars ($1,000,000,000.00).

For purposes of this Agreement, “successful completion of a Licensee-sponsored Phase 3 clinical study” shall mean, with respect to a specified construct, formulation and dose of a specified Licensed Product in a specified cancer indication, the statistical demonstration in a pivotal Phase 3 clinical study of safety and efficacy, sufficient to support a BLA submission by the Licensee for such specified construct, formulation and dose of such specified Licensed Product for the treatment of such specified cancer indication.

V.	The Licensee agrees to pay the NIH the following additional sublicensing royalties on the fair market value of any consideration received for granting each sublicense in accordance with Article 4 of this Agreement, within […***…] of the execution of each sublicense:

(a)	[…***…] percent ([…***…]%) for a sublicense granted […***…].

(b)	[…***…] percent ([…***…]%) for a sublicense granted […***…].

(c)	[…***…] percent ([…***…]%) for a sublicense granted[…***…]. A foreign equivalent to the FDA (United States) shall mean the EMEA (Europe), Japanese Ministry of Health and Welfare (Japan), SFDA (China), or the Ministry of Health and Welfare (India).

(d)	[…***…] percent ([…***…]%) for a sublicense granted […***…]. A foreign equivalent to the FDA (United States) shall mean the EMEA (Europe), Japanese Ministry of Health and Welfare (Japan), SFDA (China), or the Ministry of Health and Welfare (India).

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Such sublicense royalties are in lieu of, and not in addition to, the Benchmark royalties and earned royalties on Net Sales above, and shall not exceed the following caps:

(1)	Sublicensing royalties on consideration received for events occurring […***…].

(2)	Sublicensing royalties on consideration […***…].

(3)	Sublicensing royalties on Net Sales consideration received shall not exceed the […***…].

VI.	The estimated amount of the royalty due under Paragraph 6.9 is Thirty Thousand dollars ($30,000) as of May 22, 2014. This is only a good faith estimate and Licensee will be responsible for reimbursement of all unreimbursed expenses as stipulated in Paragraph 6.9.

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APPENDIX D – BENCHMARKS AND PERFORMANCE

The Licensee agrees to the following Benchmarks for its performance under this Agreement and, within […***…] of achieving a Benchmark, shall notify the NIH that the Benchmark has been achieved.

The Licensee will initiate its first Phase 2 clinical study for the first Licensed Product for the first cancer indication within the Licensed Field of Use within twenty (20) months after demonstration by the National Cancer Institute’s Surgery Branch within the NIH of the proof-of-concept of the first Licensed Product in such cancer indication from the Licensed Field of Use, and the National Cancer Institute’s Surgery Branch within the NIH delivers to the Licensee the final clinical study report and all clinical data for the applicable clinical study demonstrating proof of concept.

The Licensee will initiate its first Phase 2 clinical study for the first Licensed Product for any additional cancer indication (after the first cancer indication) within the Licensed Field of Use within […***…] to […***…] after demonstration by the National Cancer Institute’s Surgery Branch within the NIH of the proof-of-concept of the first Licensed Product in such cancer indication from the Licensed Field of Use, and the National Cancer Institute’s Surgery Branch within the NIH delivers to the Licensee the final clinical study report and all clinical data for the applicable clinical study demonstrating proof of concept.

(a)	The Licensee will initiate its first Phase 3 clinical study for the first Licensed Product for the first cancer indication within the Licensed Field of Use within […***…] after successful completion of a Licensee-sponsored Phase 2 clinical study for the first Licensed Product in such cancer indication from the Licensed Field of Use.

(b)	The Licensee will initiate its first Phase 3 clinical study for the first Licensed Product for any additional cancer indication (after the first cancer indication) within the Licensed Field of Use within […***…] to […***…] after successful completion of a Licensee-sponsored Phase 2 clinical study for the first Licensed Product in such cancer indication from the Licensed Field of Use.

For purposes of this Agreement, “initiate” shall mean (i) with respect to a Phase 2 clinical study, the Licensee, its Affiliate or sublicensee having filed a company sponsored IND necessary to commence such Phase 2 clinical study, and (ii) with respect to a Phase 3 clinical study, the Licensee, its Affiliate or sublicensee having submitted to the FDA a pivotal clinical trial protocol for such Phase 3 clinical study.

For purposes of this Agreement, “proof-of-concept” shall mean, with respect to a specified construct, formulation and dose of a specified Licensed Product for the treatment of a specified cancer indication, the demonstration in a Phase 1/Phase 2A or Phase 2A clinical study of safety and efficacy, sufficient to enable the Licensee to commence multi-center Phase 2 clinical studies without further studies, for such specified construct, formulation and dose of such specified Licensed Product for the treatment of such specified cancer indication.

For purposes of this Agreement, “successful completion of a Licensee-sponsored Phase 2 clinical study” shall mean, with respect to a specified construct, formulation and dose of a specified Licensed Product in a specified cancer indication, the statistical demonstration in multi-center Phase 2 clinical studies of safety and efficacy, sufficient to enable the Licensee to commence pivotal Phase 3 clinical studies without further studies, for such specified construct, formulation and dose of such specified Licensed Product for the treatment of such specified cancer indication.

***Confidential Treatment Requested

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APPENDIX E – COMMERCIAL DEVELOPMENT PLAN

[…***…]

[…***…] As of the date of this licensee, NY-ESO-1 expressing tumors can be found in the following cancers: Sarcoma, Urothelial carcinoma, Esophageal carcinoma, Lung (NSCLC), Breast carcinoma, Ovarian carcinoma, Prostate carcinoma, Multiple Myeloma, Hepatocellular carcinoma, Gastric cancer, Head and neck cancer, Pancreatic carcinoma, Brain cancer, Colorectal carcinoma, and Melanoma.

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested

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APPENDIX F – EXAMPLE ROYALTY REPORT

Required royalty report information includes:

•	OTT license reference number (L-XXX-200X/0)

•	Reporting period

•	Catalog number and units sold of each Licensed Product (domestic and foreign)

•	Gross Sales per catalog number per country

•	Total Gross Sales

•	Itemized deductions from Gross Sales

•	Total Net Sales

•	Earned Royalty Rate and associated calculations

•	Gross Earned Royalty

•	Adjustments for Minimum Annual Royalty (MAR) and other creditable payments made

•	Net Earned Royalty due

Example

Catalog Number	Product Name	Country	Units Sold	Gross Sales (US$)
1	A	US	250	62,500
1	A	UK	32	16,500
1	A	France	25	15,625
2	B	US	0	0
3	C	US	57	57,125
4	D	US	12	1,500

		Total Gross Sales		153,250
		Less Deductions:
		[…***…]		3,000
		[…***…]		7,000
		Total Net Sales		143,250

		Royalty Rate		[…***…	]%
		Royalty Due		[…***…	]
		Less Creditable Payments		[…***…	]
		Net Royalty Due		[…***…	]

***Confidential Treatment Requested

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Page 28 of 6 [Final] [Kite Pharma, Inc.] [May 22, 2014]

APPENDIX G – ROYALTY PAYMENT OPTIONS

The OTT License Number MUST appear on payments, reports and correspondence.

Automated Clearing House (ACH) for payments through U.S. banks only

The NIH encourages our licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH). Submit your ACH payment through the U.S. Treasury web site located at: https://www.pay.gov. Locate the “NIH Agency Form” through the Pay.gov “Agency List”.

Electronic Funds Wire Transfers

The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Drawn on a U.S. bank account via FEDWIRE should be sent directly to the following account:

Beneficiary Account:	[…***…]
Bank:	[…***…]
ABA#	[…***…]
Account Number:	[…***…]
Bank Address:	[…***…]
Payment Details:	[…***…]
[…***…]

Drawn on a foreign bank account should be sent directly to the following account. Payment must be sent in U.S. Dollars (USD) using the following instructions:

Beneficiary Account:	[…***…]
Bank:	[…***…]
SWIFT Code:	[…***…]
Account Number:	[…***…]
Bank Address:	[…***…]
Payment Details (Line 70):	[…***…]
[…***…]
[…***…]
Detail of Charges (line 71a):	[…***…]

***Confidential Treatment Requested

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Checks

All checks should be made payable to “NIH Patent Licensing”

Checks drawn on a U.S. bank account and sent by US Postal Service should be sent directly to the following address:

National Institutes of Health (NIH)

P.O. Box 979071

St. Louis, MO 63197-9000

Checks drawn on a U.S. bank account and sent by overnight or courier should be sent to the following address:

US Bank

Government Lockbox SL-MO-C2GL

1005 Convention Plaza

St. Louis, MO 63101

Phone: 314-418-4087

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health (NIH)

Office of Technology Transfer

Royalties Administration Unit

6011 Executive Boulevard

Suite 325, MSC 7660

Rockville, Maryland 20852

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